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                                                                    Exhibit 12.1

                         FEDERAL REALTY INVESTMENT TRUST

             Computation of Ratios of Earnings to Fixed Charges and
     Of Ratios of Earnings to Combined Fixed Charges and Preferred Dividends
                                 (in thousands)

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

                                                              2001          2000            1999          1998          1997
                                                          ------------  -------------  -------------  ------------- -------------
Income before gain on sale of real estate                    $ 59,571     $  56,842      $  55,493      $ 44,960     $  40,129

Add:
    Portion of rents representing interest                      2,037         1,969          1,619           986           948
    Interest on indebtedness, including
       amortization of debt costs                              69,313        66,418         61,492        55,125        47,288
                                                          ------------ -------------  ------------- ------------- -------------

                              Income as adjusted              130,921       125,229        118,604       101,071        88,365
                                                          ============ =============  ============= ============= =============

Fixed Charges:
    Portion of rents representing interest                   $  2,037      $  1,969      $   1,619       $   986       $   948
    Interest on indebtedness, including
       Amortization of debt costs                              69,313        66,418         61,492        55,125        47,288
    Capitalized Interest                                       17,803        13,249          6,867         5,078         3,649
                                                          ------------ -------------  ------------- ------------- -------------

                              Fixed charges                    89,153        81,636         69,978        61,189        51,885
    Preferred dividend                                          9,034         7,950          7,950         7,950         1,877
                                                          ------------ -------------  ------------- ------------- -------------

                              Combined fixed charges and
                                    Preferred dividends        98,187        89,586         77,928        69,139        53,762
                                                          ============ =============  ============= ============= =============

Ratio of earnings to fixed charges                               1.5x          1.5x           1.7x          1.7x          1.7x

Ratio of earnings to combined fixed charges
    and preferred dividend                                       1.3x          1.4x           1.5x          1.5x          1.6x



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